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                          MANCHESTER TECHNOLOGIES, INC.
                                 160 Oser Avenue
                            Hauppauge, New York 11788
                                 (631) 434-8700

                    NOTICE OF  ANNUAL  MEETING  OF  SHAREHOLDERS
                         To Be Held on January 16, 2002

Dear Shareholder:

         We cordially invite you to attend the 2002 Annual Meeting of Shareholders of Manchester Technologies, Inc. The meeting will be held at the Smithtown Sheraton, 110 Motor Parkway, Smithtown, New York, on Wednesday, January 16, 2002 at 10:15 a.m., local time. At the meeting our shareholders will:

     1. Elect seven (7) Directors to serve until the 2003 Annual Meeting of Shareholders;

     2. Vote on the ratification of the reappointment of KPMG LLP as independent auditors of the Company for the year ending July 31, 2002; and

     3. Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

         A proxy statement describing the matters to be considered at the meeting is attached to this notice. Only holders of record of our common stock at the close of business on November 27, 2001 are entitled to notice of, and may attend and vote at, the meeting. If you cannot attend the meeting, you may vote by mailing the enclosed proxy card in the enclosed postage-paid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a proxy card.

         We look forward to seeing you at the meeting.

                                          By   Order of the Board of Directors


                                          Joel G. Stemple,
                                          Executive Vice President and Secretary

Hauppauge, New York
December 12, 2001

           SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING
          ARE REQUESTED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED
                 PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                          MANCHESTER TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                                Table of Contents

                                                                            Page

Introduction


Information Concerning Solicitation and Voting................................1

Questions and Answers.........................................................1

Voting by Manchester's Principal Shareholder..................................4

Matters Submitted to Shareholders.............................................5

Election of Directors.........................................................5

Ratification of Reappointment of Independent Auditors.........................8

Other Information.............................................................8

Share Ownership of Certain Beneficial Owners and  Management..................8

Executive Officers...........................................................10

Executive Compensation.......................................................10

Report of the Board of Directors and the Compensation Committee
  on Executive Compensation..................................................13

Report of the Audit Committee . . . . . . . . . . . . . . . . . . . .. . . . 15

Stock Performance Graph......................................................16


Compensation Committee Interlocks and Insider Participation..................17

Certain Relationships and Related Transactions...............................17

Section 16(a) Beneficial Ownership Reporting Compliance......................17

                          Manchester Technologies, Inc.
                                 160 Oser Avenue
                            Hauppauge, New York 11788
                                 (631) 434-8700
                                    ----------

                                 PROXY STATEMENT


                         Annual Meeting of Shareholders
                         To Be Held On January 16, 2002
                                     ----------

                                  INTRODUCTION

Information Concerning Solicitation and Voting

         Our Board of Directors is soliciting proxies for our 2002 Annual Meeting of Shareholders to be held on Wednesday, January 16, 2002 at 10:15 a.m. (New York time) at the Smithtown Sheraton, 110 Motor Parkway, Smithtown, New York, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

         Manchester will pay the costs of soliciting proxies from shareholders. Directors, officers and regular employees may solicit proxies on behalf of Manchester, without additional compensation, personally or by telephone, mail, or telecopy. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by Manchester for their reasonable expenses. Voting materials, which include this proxy statement, the proxy card and our 2001 Annual Report to Shareholders (which contains Manchester's financial statements for its fiscal year ended July 31, 2001), were first mailed to holders our common stock on or about December 12, 2001.

         In this Proxy Statement, the terms "Manchester," the "Company," "we," "us," and "our" refer to Manchester Technologies, Inc., and the term "Common Stock" refers to our common stock.

Questions and Answers

Q1:      Who is entitled to vote at the meeting?
A: Persons who were holders of our common stock on November 27, 2001, the record date, are entitled to vote at the meeting.

Q2:      How many shares can vote?
A: As of the record date, there were 7,990,215 shares outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held as of the record date.

Q3:      What matters am I voting on?
A:       You are being asked to vote on the following matters:

         o        The election of seven directors; and
         o To ratify the reappointment of KPMG LLP as our independent auditors for the year ending July 31, 2002.

Q4:      How does the Board recommend I vote on the proposals?
A:       The Board recommends you vote "FOR" each of these proposals.

Q5:      How do I cast my vote?
A: If you hold your shares as a shareholder of record, you can vote in person at the annual meeting by delivering your proxy card in person or filling out and returning a ballot that will be supplied to you, or you can vote by mail by signing and returning the enclosed proxy card. If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

         The enclosed proxy card contains instructions for voting by mail. Please follow these instructions carefully. The proxies identified on the back of the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares "FOR" the two proposals.

Q6:   How will the proxies vote on any other business brought up at the meeting?

A: By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter properly brought before the meeting. We do not know of any other business to be considered at the meeting. The proxies' authority to vote according to their judgment applies only to shares you own as a shareholder of record.

Q7:      Can I revoke my proxy?
A:       Yes. You can revoke your proxy before it is voted at the meeting by:

         o        Submitting a new proxy card;
         o Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or
         o Attending the meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

         The latest dated, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

Q8:       What is a "quorum"?
A: A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted ("shareholder withholding") with respect to a particular matter. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") and proxies reflecting shares subject to shareholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

Q9:      Will broker non-votes or abstentions affect the voting results?

A: No, broker non-votes and abstentions will not count as votes "FOR" or "AGAINST" any director or proposal being voted on.

Q10:     What is a "broker non-vote"?
A: A "broker non-vote" occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.

Q11:     What does it mean if I get more than one proxy card?
A: Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q12:     How many votes are needed for approval of each matter?
A:        o       The election of directors  requires a plurality  vote of the votes cast at the  meeting.  "Plurality"  means that the seven individuals  receiving the highest  number of "FOR" votes will be elected to the Board of Directors. Consequently, any shares not voted "FOR" a particular nominee (whether as a result of a
                  direction   of  the   shareholder   to   withhold   authority,
                  abstentions or a broker non-vote) will not be counted in such nominee's favor.
         o        The ratification of the reappointment of KPMG LLP requires the affirmative "FOR" vote of a majority of the votes cast at the meeting. Abstentions from voting and shares which are subject to shareholder withholding or broker non-vote are not counted as "votes cast" with respect to such proposals and therefore will have no effect on such votes.

Q13:     Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2002.

Q14:     When are the shareholder proposals for the 2003 Annual Meeting due?
A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Joel G. Stemple, Corporate Secretary, Manchester Technologies, Inc., 160 Oser Avenue, Hauppauge, New York 11788 by August 12, 2002 and must otherwise be in compliance with applicable laws and regulations. Any such proposal received after this date will be considered untimely and may be excluded from the proxy materials.

         For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the 2003 annual meeting, Securities and Exchange Commission Rules permit management to vote proxies in its discretion if the Company does not receive notice of the proposal by September 1, 2002. Notices of intention to present proposals at the 2003 annual meeting should be addressed to Joel G. Stemple, Corporate Secretary, Manchester Technologies, Inc., 160 Oser Avenue, Hauppauge, New York 11788.

Voting by Manchester's Principal Shareholder

         Barry R. Steinberg is Manchester's largest shareholder, beneficially owning 58.7% of the Common Stock. See "Share Ownership of Certain Beneficial Owners and Management." The Company understands that Mr. Steinberg intends to vote all shares of Common Stock beneficially owned by him for the election of the persons nominated as directors and for the ratification of the reappointment of KPMG LLP as independent auditors. Mr. Steinberg beneficially owns, without acquiring any additional shares of Common Stock, shares of Common Stock in an amount sufficient to permit him to control the outcome of any shareholder vote on these matters.

                        MATTERS SUBMITTED TO SHAREHOLDERS

                              ELECTION OF DIRECTORS

General

         Seven directors are to be elected at the meeting. Each director is to hold office until the next annual meeting of shareholders and until his successor is elected and qualified, unless his office is earlier vacated by resignation or other cause. Unless otherwise specifically directed by shareholders executing proxies, it is intended that all proxies in the accompanying form received in time for the annual meeting will be voted at the meeting FOR the election of the seven nominees named below. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, the position may be left vacant, or the Board may be reduced accordingly. The Board of Directors is not aware of any circumstances likely to render any nominee unavailable.

Nominees

           The seven persons listed below are currently directors of Manchester and have been selected by the Board of Directors as nominees for election as directors at the annual meeting. Certain information regarding the nominees is set forth below:

        Name                            Age*         Director Since         Position with the Company
        ----                            ----         --------------         --------------------------
     Barry R. Steinberg (1)             60              1973                Chairman of the Board, President, Chief
                                                                            Executive Officer and Director
     Joel G. Stemple (1)                59              1982                Executive Vice President,
                                                                            Secretary and Director
     Joel Rothlein (1)(2)               72              1996                Director
     Bert Rudofsky (2)(3)               68              1998                Director
     Michael E. Russell (3)             55              1998                Director
     Julian Sandler (2)(3)              57              1996                Director
     Robert J. Valentine                51              2001                Director

* -  As of January 16, 2002
(1)  Member of the Executive Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Audit Committee.

     Barry R. Steinberg, Manchester's founder, has served as its Chairman of the Board, President and Chief Executive Officer since its formation in 1973.

     Joel G. Stemple has served as Executive Vice President of the Company since September 1996 and as its Vice President since August 1982. Mr. Stemple previously performed consulting services for Manchester and, from 1966 to 1982, served as Assistant and Associate Professor of Mathematics at Queens College, City University of New York.

     Joel Rothlein, Esq. is a partner in the law firm of Kressel Rothlein Walsh & Roth, LLC, Massapequa, New York, where he has practiced law since 1955. Kressel Rothlein Walsh & Roth, LLC and its predecessor firms have acted as outside general counsel to the Company since the Company's inception.

     Bert Rudofsky is the founder and president of Bert Rudofsky and Associates, a management consulting firm specializing in the computer industry. Mr. Rudofsky was a founder of MTI Systems Corp., a leading edge, value-added distribution company specializing in computer and data communications products. Mr. Rudofsky was CEO of MTI from 1968 until MTI was sold in 1990.

     Michael E. Russell is a senior vice president at Prudential Securities Incorporated and has held several distinguished positions in the business community, including being a member of the New York State Metropolitan Transportation Authority (1987-1989), a commissioner of the New York State Commission on Cable Television (1989-1991) and a Special Assistant to the New York State Senate Majority Leader (1991-1994).

     Julian Sandler is Chief Executive Officer of Rent-a-PC, Inc., a full-service provider of short-term computer rentals, which Mr. Sandler founded in 1984. Mr. Sandler is also the founder and was the President from 1974 to 1993 of Brookvale Associates, a national organization specializing in the remarketing of hardware manufactured by Digital Equipment Corporation. Mr. Sandler also co-founded, and from 1970 to 1973, was Vice President of Periphonics Corporation, a developer and manufacturer of voice response systems.

     Robert J. ("Bobby") Valentine is the manager of the New York Mets baseball team. In addition, he is the owner of a chain of restaurants, as well as a corporate spokesman and author.

Recommendation of the Board and Required Vote

     The Board of Directors recommends that shareholders vote FOR the election of the nominees named above (Proposal No. 1 on the Proxy Card). Assuming the presence of a quorum, the election of the nominees requires the affirmative vote of a plurality of the votes of cast by the holders of shares of Common Stock represented and entitled to vote at the annual meeting.

Meetings of the Board of Directors and its Committees

     During the fiscal year ended July 31, 2001, there were four regular meetings and one special meeting of the Board of Directors, and all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of meetings of all committees of the Board on which they served, with the exception of Mr. Sandler, who missed two of the five Board meetings, and Mr. Valentine, who missed the only Board of Directors meeting held subsequent to his election. On one occasion in fiscal 2001 the Board took action by unanimous written consent without a meeting.

     The Board of Directors has standing executive, audit, and compensation committees, as described below. The Company does not have a standing nominating committee.

     Executive Committee. The Executive Committee consists of Barry R. Steinberg, Joel G. Stemple and Joel Rothlein. The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board, subject to the provisions of the Company's By-Laws and New York law. In addition, the Board of Directors delegated to the Executive Committee the authority to determine when, and at what prices, the Company would make stock repurchases pursuant to the stock repurchase program in effect during fiscal 2001. The Executive Committee met 29 times during fiscal 2001 to vote on stock repurchases, but did not meet for any other purpose.

     Audit Committee. The Audit Committee consists of Bert Rudofsky (Chairman), Michael Russell and Julian Sandler. Each member of the Audit Committee is "independent" of the management of the Company under the current listing standards of the National Association of Securities Dealers ("NASD"). All Audit Committee members are also financially literate and have accounting or related financial management expertise in accordance with NASD standards. The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on April12, 2001, and met four times in fiscal 2001. To fulfill its responsibilities to the Company's stockholders and the investment community, this Committee:

     - reviews the corporate accounting and financial reporting practices of the Company and the quality and integrity of the financial reports of the Company;

     - recommends to the Board of Directors the accounting firm to act as independent auditors for the upcoming fiscal year and meets with the independent auditors, as appropriate, to discuss scope, staffing, and procedures of their audit plan, the proposed fee for the audit, and the results of their audit (including their comments or recommendations arising therefrom);

     - reviews the Company's financial accounting policies and decisions and reports thereon to the Board prior to the issuance of the annual financial statements; and

     - reviews any non-audit services to be performed by the independent auditors and considers the possible effects of such services on the auditors' independence.

         Compensation Committee. The Compensation Committee consists of Joel Rothlein (Chairman), Bert Rudofsky and Julian Sandler. The Committee establishes compensation policies and determines compensation for the executive officers of the Corporation. The Board itself administers the Company's Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan (provided that option grants to Messrs. Steinberg and Stemple must first be recommended by the Compensation Committee). The Compensation Committee met six times during fiscal 2001.

Director Compensation

          For the fiscal year ended July 31, 2001, each non-employee director of the Company was paid a cash annual retainer of $20,000 (or a pro-rated portion thereof for directors who did not serve for the full fiscal year) for his services as a director, including any committee membership. This retainer is all inclusive and was paid in four quarterly installments. In addition, on each August 1, each non-employee director who has served on the Board since the preceding August 1 is granted a non-incentive option to purchase 10,000 shares at an exercise price equal to the Fair Market Value on the date of such grant. Accordingly, on August 1, 2000, each non-employee director was granted non-incentive options to purchase 10,000 shares at an exercise price of $4.625 per share. The options are exercisable immediately upon such grant and expire on the earlier of August 1, 2005 and three months after the director ceases to be a director of the Company.

              RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITORS

General

         The Audit Committee has recommended, and the Board has approved, the reappointment of KMPG LLP as our independent auditors for the fiscal year ending July 31, 2002, subject to shareholder approval. KPMG LLP has acted as independent auditors for the Company since our fiscal year ended July 31, 1994. Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the shareholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

         The work performed by KMPG LLP during the fiscal year ended July 31, 2001 and the related fees are as follows:

         Audit Fees. KMPG LLP provided audit services to the Company consisting of the audit of the Company's consolidated financial statements for fiscal 2001 and reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2001. The fees billed by KPMG LLP for these services was $60,000.

         Financial Information System Design and Implementation Fees; All Other Fees. Except as noted in the preceding paragraph, KPMG LLP did not perform any services for the Company during fiscal 2001.

Recommendation of the Board and Required Vote

         The Board of Directors recommends that shareholders vote FOR the reappointment of KPMG LLP as independent auditors for the year ending July 31, 2002 (Proposal No. 2 on the Proxy Card). Assuming the presence of a quorum, the ratification of the reappointment requires the affirmative vote of a majority of the votes cast by the holders of shares Common Stock represented and entitled to vote at the annual meeting.


                                OTHER INFORMATION

Share Ownership of Certain Beneficial Owners and Management

         The following table sets forth information, as of December 3, 2001, with respect to the beneficial ownership of the Common Stock by each person known by us to beneficially own five percent or more of the outstanding Common Stock, each director and nominee for election as director, each executive officer named in the Summary Compensation Table on page 11 of this Proxy Statement, and all executive officers, directors and nominees as a group.


                                                   Amount and Nature
                                                       of Beneficial     Percent of Outstanding
      Name and Address                                Ownership(1)            Shares Owned
      ----------------                                ------------            ------------
      Barry R. Steinberg (2)(3)                          4,690,201               58.7%
      Joel G. Stemple (2)                                  626,263                7.8%
      Dimensional Fund Advisors Inc. (4)                   611,600                7.7%
      Joseph Looney (5)                                     69,700                *
      Joel Rothlein (6)                                     63,500                *
      Laura Fontana (7)                                     35,000                *
      Julian Sandler (8)                                    33,500                *
      Bert Rudofsky (9)                                     25,000                *
      Michael E. Russell (9)                                25,000                *
      Robert J. Valentine                                        -                *
      All executive officers, director nominees and
           directors as a group (9 persons) (10)         5,548,164               67.6%

--------------
* Less than 1%

(1) Except as indicated in the notes below, each person has sole voting and investment power with respect to the shares shown opposite his or her name.
(2)   Address is 160 Oser Avenue, Hauppauge, New York 11788.
(3) Excludes 59,500 shares owned by Ilene Steinberg and 59,000 shares owned by Sheryl Steinberg, daughters of Mr. Steinberg, which shares were purchased with the proceeds of a loan from Mr. Steinberg. As reported on Schedule 13D filed on March 24, 1997, as amended, Mr. Steinberg, Ilene Steinberg, and Sheryl Steinberg each disclaim beneficial ownership of the Common Stock owned by the others.
(4) Based on a Schedule 13G filed with the SEC on February 2, 2001, by Dimensional Fund Advisors Inc., a registered investment adviser ("Dimensional"). Dimensional has sole voting and dispositive power over the shares. The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(5) Includes currently exercisable options to acquire 55,000 shares of Common Stock and options to acquire 10,000 shares of Common Stock exercisable within 60 days from the Record Date.

(6) Includes currently exercisable options to acquire 30,000 shares of Common Stock and 31,500 shares held by the Kressel Rothlein & Roth Profit Sharing Plan. Mr. Rothlein disclaims beneficial ownership of the Common Stock owned by such plan, except to the extent of his beneficial interest therein.
(7) Consists of currently exercisable options to acquire 25,000 shares of Common Stock and options to acquire 10,000 shares of Common Stock exercisable within 60 days from the Record Date.

(8) Includes currently exercisable options to acquire 32,500 shares of Common Stock.

(9) Consists of currently exercisable options to acquire 25,000 shares of Common Stock.

(10) Includes an aggregate of 192,500 shares under options currently exercisable by members of the group and an aggregate of 20,000 shares under options exercisable by members of the group within 60 days from the Record Date. For the purposes of computing the percentage of outstanding shares owned by members of the group, 8,202,715 shares are deemed issued and outstanding.
                                        9

Executive Officers

      Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of shareholders. Our executive officers are:

           Name                                  Position with the Company
 Barry R. Steinberg    Chairman of the Board, President, Chief Executive Officer
 Joel G. Stemple       Executive Vice President and Secretary
 Joseph Looney         Vice President-Finance, Chief Financial Officer
                       and Assistant Secretary
 Laura Fontana         Vice President-Technical Services

        Biographical information regarding Messrs. Steinberg and Stemple is set forth above under the caption "Directors." Biographical information with respect to our other executive officers is set forth below. All ages are as of January 16, 2002.

        Joseph Looney, age 44, has served as our Chief Financial Officer since May 1996, as our Assistant Secretary since April 1999, and as our Vice President-Finance since January 2000. From 1984 until he joined the Company, Mr. Looney served in various positions with KPMG LLP, including Senior Audit Manager at the end of his tenure with such firm. Mr. Looney is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Institute of Internal Auditors.

        Laura Fontana, age 46, has served as our Vice President-Technical Services since January 2000 and prior to then was our Director of Technical Services since January 1999. A twenty-year Manchester veteran, Ms. Fontana had previously managed our sales organization and is largely responsible for the design of our sales, product information, and automated order-processing systems. Ms. Fontana received her Bachelor of Arts degree from Dowling College.

Executive Compensation

Summary Compensation Table

        The following table provides information concerning compensation paid or accrued by the Company in respect of the fiscal years ended July 31, 2001, 2000 and 1999 to our Chief Executive Officer and each of our other executive officers whose compensation in respect of fiscal 2001 exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------

                                                                             Long-Term
                                            Annual Compensation            Compensation
                                            -------------------            ------------

                                                                           Common Stock
Name and                                                   Other Annual     Underlying          All Other
Principal Position     Year      Salary         Bonus    Compensation(1)      Options         Compensation
----------------------------------------------------------------------------------------------------------------
-

Barry R. Steinberg.....2001         $650,000            -     $63,954(2)         -                  -
President and CEO      2000         $650,000     $485,248     $58,707 (2)        -                  -
                       1999         $650,000            -     $23,806 (2)        -                  -



Joel G. Stemple........2001         $450,000            -      $38,379(3)        -                  -
Executive VP and       2000         $450,000     $242,624      $31,375(3)        -                  -
Secretary              1999         $450,000            -      $13,881(3)        -                  -


Joseph Looney..........2001         $245,000      $     -      $26,694(4)        10,000(6)          -
VP-Finance, Chief      2000         $220,000      $80,875      $11,021(4)         -                  -
Financial Officer and  1999         $200,000      $15,000      $15,061(4)         -                 -
Ass't Sec'y


Laura Fontana. . . . . 2001          $203,782      $13,418      $31,438(5)        -                  -
VP-Technical Services  2000          $169,254      $38,683      $17,848(5)        -                  -

Mark Glerum . . . . . 2001           $154,041      $ -          $ 7,800           -                  -
VP-Sales              2000           $128,830      $35,866      $ 6,675           9,000(7)           -

(1) Includes in fiscal 2001 employer matching contributions to the Company's defined contribution plan of $5,100, $5,100, $5,100, and $5,100 for Mr. Steinberg, Mr. Stemple, Mr. Looney, and Ms. Fontana, respectively, in fiscal 2000 employer matching contributions to the Company's defined contribution plan of $5,100, $5,100, $5,100, and $5,048 for Messrs. Steinberg, Stemple and Looney and Ms. Fontana, respectively, and in fiscal 1999 employer matching contributions of $4,800, $4,800, and $4,960 for Messrs. Steinberg, Stemple and Looney, respectively.
(2)   Includes  $50,000 in fiscal  2001,  $50,000 in fiscal  2000 and $15,399 in fiscal 1999 of premiums paid by the Company for a whole life insurance policy in Mr. Steinberg's name having a face value of $2,600,000 and under which his daughters, on the one hand, and the Company, on the other hand, are beneficiaries and share equally in the death benefits.
(3)   Includes  $25,000 in fiscal  2001,  $25,000  in fiscal  2000 and $7,606 in fiscal 1999 of premiums paid by the Company for a whole life insurance policy in Mr. Stemple's name having a face value of $1,300,000 and under which his spouse and the Company are beneficiaries and are entitled to $600,000 and $700,000, respectively, of the death benefits.
(4) Includes $5,000 in each of fiscal 2001, fiscal 2000, and fiscal 1999 of premiums paid by the Company for a whole life insurance policy in Mr. Looney's name having a face value of $345,000 and under which his spouse and the Company are beneficiaries and are entitled to $100,000 and $245,000, respectively, of the death benefits. Also includes $15,569 representing the present vale of benefits earned under the Company's deferred compensation plan.
(5) Includes $5,000 in each of fiscal 2001and fiscal 2000 of premiums paid by the Company for a whole life insurance policy in Ms. Fontana's name having a face value of $589,000 and under which her minor child and the Company are beneficiaries and are entitled to $200,000 and $389,000, respectively, of the death benefits. Also includes $13,538 representing the present vale of benefits earned under the Company's deferred compensation plan.
(6) Grant consists of ten-year Incentive Stock Options having an exercise price of $3.75 per share, exercisable immediately upon grant.
(7) Grant consists of ten-year Incentive Stock Options having an exercise price of $3.75 per share, exercisable cumulatively at the annual rate of one third of the number of underlying shares, generally commencing two years from the date of grant.
(8)   Mr. Glerum's employment terminated in June, 2001.

Option Grants

      The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended July 31, 2001.

            Option Grants During the Fiscal Year Ended July 31, 2001

                                                                                   Potential Realizable Value at
                                                                                      Assumed Annual Rates of
                           Number of        % of Total                             Stock Price Appreciation for
                           Securities       Options                                        Option Term(2)
                           Underlying       Granted to      Exercise                      --------------
                           Options          Employees in     Price        Expiration
      Name                 Granted(1)       Fiscal Year     Per Share        Date         5%             10%
      ----                 ----------       -----------     ---------        ----         --             ---


Joseph Looney                 10,000              8%         $3.75         10/25/10    $23,584        $59,765

-------------------

(1) Grant consists of Incentive Stock Options, exercisable immediately in full upon grant.
(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, in option exercises are dependent on the time of such exercise and the future performance of the Common Stock.

Aggregated Options Exercises and Fiscal Year-end Options Value Table

         The following table sets forth certain information concerning the number and value of exercisable and unexercisable options granted to the Named Executive Officers as of July 31, 2001. No options were exercised by the Named Executive Offers during this fiscal year.

     Aggregated Option Exercises in 2001 and Option Values at July 31, 2001

                                                       Number of Unexercised          Value of Unexercised
                                                           Options  at              In-the-Money Options at
                        Shares                            July 31, 2001                  July 31, 2001(1)
                        Acquired on                       -------------                  ----------------
     Name               Exercise     Value Realized  Exercisable  Unexercisable  Exercisable      Unexercisable
     ----               --------     --------------  -----------  -------------  -----------      -------------

Joseph Looney.........         -            -         55,000        25,000         $   -         $    -
Laura Fontana .........        -            -         25,000        25,000         $   -         $    -
Mark Glerum(2).......          -            -             -          9,000         $   -         $    -

-------------------

(1) Based on the closing sale price of the common stock as of July 31, 2001 ($2.80 per share) minus the applicable exercise price.

(2) Employment terminated in June, 2001. All options expired 90 days after termination.

Employment Agreement

          Joel G. Stemple, Ph.D., the Company's Executive Vice President and Secretary, was a party to an employment agreement with the Company that terminated October 11, 2001, pursuant to which the Company paid to Dr. Stemple a base salary of $450,000 per year and provided him with an automobile, certain deferred compensation benefits, and with medical and other benefits generally offered by the Company to its employees. Effective October 12, 2001, the Company entered into a new employment agreement with Dr. Stemple, pursuant to which the Company will pay to Dr. Stemple an base salary of $29,166.66 per month through the remainder of fiscal 2002, an annual base salary of $225,000 for fiscal 2003 and fiscal 2004, and an annual severance payments of $62,000 for fiscal 2005 through fiscal 2007. Dr. Stemple will also receive an allocation of 20% of the bonuses paid under the Company's Executive Incentive Bonus Plan for fiscal 2002 and 10% of such bonuses for fiscal 2003 and 2004. The Company is not obligated to make any other bonus payments to Dr. Stemple. Dr. Stemple will not be obligated to render any services for the Company during the severance period described above. During the employment period, the Company will provide Dr. Stemple with an automobile, certain deferred compensation benefits, and with medical and other benefits generally offered by the Company to its employees. He also is eligible to participate in the Company's stock option plan. Under this agreement, during the employment and severance periods, Dr. Stemple is prohibited from competing with the Company. In addition, Dr. Stemple is prohibited from competing with the Company in the eastern half of the United States for a two year period following Dr. Stemple's termination of his employment, the Company's termination of his employment for cause, or the expiration of the severance period, as the case may be.

          None of the Company's other executive officers has employment or severance arrangements with the Company.

Report of the Board of Directors and the Compensation Committee on Executive Compensation

Introduction

         The Board of Directors and the Compensation Committee are responsible for the administration of the Company's compensation programs. These programs include base salary and cash bonuses for executive officers, which are determined by the Compensation Committee and its subcommittee, and long-term incentive compensation programs, which are administered by the Board of Directors (provided that grants of stock options to either Mr. Steinberg or Mr. Stemple must first be recommended by the Compensation Committee).

Compensation Philosophy

         The primary goal of the Company is to align compensation with the Company's business objectives and performance. In addition, the Company aims to attract, retain, and reward executive officers and other key employees who contribute to the long-term shareholder value with a total compensation package that the Company considers to be competitive yet reasonable. To establish the relationship between executive compensation and the creation of shareholder value, the Board and the Compensation Committee utilize a compensation package comprised of base salary, cash bonuses and stock option awards. Through stock option awards, the Company attempts to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

Compensation Program

         The Company's executive compensation program has three major components, each of which are intended to attract, retain and motivate executive officers consistent with the philosophy set forth above. The Board and the Compensation Committee consider these components of compensation individually, as well as collectively, in determining total compensation for executive officers. In making compensation determinations, the Board and the Compensation Committee have not historically attributed specific values or weights to any particular performance factors, and have made their decisions primarily on a subjective basis, although in doing so, the Compensation Committee has taken into consideration the financial status of the Company and salaries paid to executives of similar companies. The particular elements of the compensation program for executive officers are explained below:

         1. Base salary. The base salaries of the Company's Named Executive Officers for fiscal 2001 were established by the Compensation Committee on October 25, 2000, based primarily on the contributions made by such persons during fiscal 2000 and expected future contributions. In reviewing the individual performance of the Mr. Looney and Ms. Fontana, the Compensation Committee met with, and took into account the views of, the Company's Chief Executive Officer and its Executive Vice President.

         2. Annual incentive compensation. For fiscal 2001, incentive compensation was governed by the Company's Executive Incentive Bonus Plan, which provides our executive officers with direct financial incentives in the form of cash bonuses to achieve corporate performance goals and is administered by a subcommittee of the Compensation Committee. The purpose of the Executive Incentive Bonus Plan is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent upon the Company achieving certain levels of earnings before taxes ("EBT"). For fiscal 2001, the amount of the aggregate bonus available to the Plan participants was based upon varying percentages depending upon the amount by which the Company's 2001 EBT exceeded its 2000 EBT. Ms. Fontana does not participate in the Bonus Plan due to the fact that while the bonuses payable under the Bonus Plan are based on the performance of the Company as a whole, Ms. Fontana's responsibilities are solely with respect to the Company's service offerings. The Compensation Committee established a separate bonus plan for Ms. Fontana in which service revenue is a component in determining her bonus.

         3. Equity-based incentive compensation. In line with the Company's philosophy to motivate individuals as owners, the Company's current long-term incentive program consists of its stock option plan. The Board has utilized five and six year vesting periods with respect to the options granted to its executive officers, with a waiting period prior to commencement of vesting, to encourage them to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term shareholder value. The exercise price of options granted under the stock option plan is fixed at no less than 100% of the fair market value of the underlying stock on the date of grant with respect to incentive stock options, and no less than 85% of such fair market value with respect to non-incentive stock options. To date, all grants of stock options have provided for exercise prices of not less than 100% of the fair market value of the underlying stock on the date of grant. Accordingly, employees receive value from these grants only if the Common Stock appreciates over the long term.

Chief Executive Officer Compensation

         Mr. Steinberg's compensation for fiscal 2001 was determined by the Compensation Committee, based primarily on a subjective analysis of his experience, performance, level of responsibility and contribution to the Company. Effective August 1, 2000, Mr. Steinberg's annual base salary was fixed at $650,000, which was the same base salary the Company paid Mr. Steinberg for the prior fiscal year. Mr. Steinberg did not receive a bonus with respect to fiscal 2001. The Company continues to make available to Mr. Steinberg the car allowance and deferred compensation benefits that he has historically received, and he also participates in other benefits that the Company makes generally available to its employees, such as medical and other insurance, and is eligible to participate in the Company's stock option plan. See "Executive Compensation."

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code generally disallows a deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance-based. The Board and the Compensation Committee believe that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and benefits the Company's shareholders. The Board and the Compensation Committee intend to take into account the potential application of
Section 162(m) with respect to incentive compensation awards and other compensation decisions made by them in the future, and do not currently anticipate that Section 162(m) will limit the deductibility of any compensation paid by the Company to its executive officers during 2001. However, the Company may from time to time pay compensation to its executive officers that is not deductible.

         The Board of Directors                       The Compensation Committee
         ----------------------                       --------------------------

 Barry R. Steinberg, Chairman                         Joel Rothlein, Chairman
 Joel G. Stemple, Joel Rothlein, Bert Rudofsky        Bert Rudofsky
 Michael E. Russell, Julian Sandler and               Julian Sandler
 Robert J. Valentine

Report of the Audit Committee

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee monitors and oversees these processes.

         As part of its duties, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants also provided to the Audit Committee the written disclosure and letter required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

         Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2001 filed with the Securities and Exchange Commission.

                               The Audit Committee
             Bert Rudofsky, Chairman      Michael Russell, Julian Sandler

Stock Performance Graph

         The graph below shows a comparison of cumulative total shareholder returns for the Company's Common Stock, the NASDAQ Stock Market Index for U.S. companies, and a group consisting of the Company's peer corporations on a line-of-business basis, through July 31, 2001. The corporations making up the peer group are Alphanet Solutions, Inc., CompuCom Systems, Inc., Elcom International, Inc., and Pomeroy Computer Resources, Inc. The graph assumes the reinvestment of all dividends and the investment of $100 on November 26, 1996 (when our Common Stock began trading) in our Common Stock, the NASDAQ Stock Market Index and the Peer Group Index. The performance shown is not necessarily indicative of future performance.



[GRAPHIC OMITTED]
























         The performance graph was plotted using the following cumulative total return data:

                  11/26/96 7/31/97     7/31/98       7/31/99  7/31/00  7/31/01
                  -------- -------     -------       -------- -------- -------
Manchester        $100       $42         $31           $26     $46       $28
NASDAQ Index      $100       $125        $147          $210    $299      $160
Peer Group        $100       $88         $69           $48     $45       $38

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee include Joel Rothlein, Esq. and Julian Sandler. Mr. Rothlein is a partner of Kressel Rothlein Walsh & Roth,
Esqs., the Company's outside general counsel. Mr. Sandler is Chief Executive Officer of Rent-a-PC, Inc. and its controlling shareholder. See "Certain Relationships and Related Transactions" below for discussion of transactions by the Company with Kressel Rothlein Walsh & Roth, Esqs. and Rent-a-PC, Inc.

         The Company's Stock Option Plan is administered by the Board of Directors. Barry R. Steinberg and Joel G. Stemple are executive officers and Directors of the Company. In these capacities, they could vote on executive compensation issues before the Board pertaining to the granting of stock options. Each of Messrs. Steinberg and Stemple has agreed to abstain from voting on the grant of stock options to himself or to the other of them, and the granting of stock options to either of them will first have to be recommended to the Board by the Compensation Committee.

Certain Relationships and Related Transactions

         Three of the Company's four Hauppauge, New York facilities are leased from entities affiliated with certain of the Company's executive officers, directors or principal shareholders. The property located at 40 Marcus Boulevard is leased from a limited liability company owned 70% by Mr. Steinberg and his relatives, 20% by Mr. Stemple, and 10% by Michael Bivona, a former officer and director of the Company. During the fiscal years ended July 31, 2001, 2000 and 1999, the Company made lease payments of $196,000, $190,000, and $186,000, respectively, to such entity. The Company's offices at 160 Oser Avenue are leased from a limited liability company owned 65% by Mr. Steinberg, 17.5% by Mr. Stemple and 17.5% by Mr. Bivona. During fiscal 2001, 2000 and 1999, the Company made lease payments of $322,000, $279,000 and $271,000, respectively, to such entity. The property located at 50 Marcus Boulevard is leased from Mr. Steinberg doing business as Marcus Realty. During fiscal 2001, 2000 and 1999, the Company made lease payments of $366,000, $360,000 and $344,000, respectively, to such entity.

         Joel Rothlein, Esq., a director of the Company, is a partner of Kressel Rothlein Walsh & Roth, Esqs. During fiscal 2001, 2000 and 1999, the Company paid $215,000, $177,000 and $213,000, respectively, to such firm for legal fees.
During fiscal 2001, 2000 and 1999, the Company recorded revenue of $178,000, $273,000 and $597,000, respectively, in connection with the sale of computer equipment to a company controlled by Julian Sandler, a director of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and holders of more than 10% of our Common Stock, to file reports of their trading in our equity securities with the Securities and Exchange Commission and to provide us with a copy of these reports. To the best of our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that the reporting persons timely complied with all applicable Section 16(a) filing requirements, with the exception of Mr. Valentine, who filed Form 3, reporting his having become a Director of the Company, approximately two weeks late, and Mr. Looney, who filed Form 5, reporting the issuance of options to him by the Company, approximately three weeks late.

Dated:   December 12, 2001 THE MANCHESTER TECHNOLOGIES., INC. BOARD OF DIRECTORS

PROXY
                          MANCHESTER TECHNOLOGIES, INC.


        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Barry R. Steinberg and Joel G. Stemple, and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of Manchester
Technologies, Inc. on January 16, 2002, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

                Please complete, date and sign on the reverse side and mail in the enclosed envelope.

   -----------------------------------------------------------------------------

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1) AND (2) LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING:

   (1) Election of seven (7) Directors to serve until the 2003 Annual
       Meeting of Shareholders:                Nominees:   Barry R. Steinberg
                                                             Joel G. Stemple
                                                             Joel Rothlein
                                                             Bert Rudofsky
                                                             Michael E. Russell
                                                             Julian Sandler
                                                             Robert J. Valentine

   [   ]   FOR                 [   ]   WITHHELD
For, except withheld from the following nominees:

 -------------------------------------------------------------------------------



   (2) To ratify the reappointment of KPMG LLP as independent auditors of the Company for the year ending July 31, 2002.

     [   ]   FOR              [   ]  AGAINST                    [   ]   ABSTAIN



   (3) Upon any and all other business that may come before the Annual Meeting.


   This Proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1)and (2) unless the shareholder specifies otherwise, in which case it will be voted as specified.

   SIGNATURE(S):                                         DATE:

   Note: Executors, Administrators, Trustees, Etc. should give full title.